UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2014

DOCUMENT SECURITY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

23 E. Main Street, Suite 1525 Rochester, New York	14614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 12, 2014, Document Security Systems, Inc. (the “Company”) entered into a securities purchase agreement with an institutional investor for the sale of 209,700 shares of common stock at a purchase price of $1.44 per share, for a total purchase price of approximately $302,000. Additionally, from the date of the closing until 90 days after the closing date, the investor has a non-transferable overallotment right to purchase up to 209,700 additional shares of common stock at a price per share of $1.60, for an additional subscription amount of up to an aggregate of approximately $335,500.

The offering is being made pursuant to a prospectus supplement dated June 12, 2014 filed with the Securities and Exchange Commission and an accompanying prospectus dated November 1, 2013, pursuant to the Company’s shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission on October 11, 2013 and became effective on November 1, 2013 (File No. 333-191704). The offering is expected to close on June 16, 2014, subject to the satisfaction of customary closing conditions contained in the securities purchase agreement. The securities purchase agreement contains customary representations, warranties, and covenants by us. The securities purchase agreement also contains customary indemnification obligations, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties.

A copy of the form of securities purchase agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the securities purchase agreement is not complete and is qualified in its entirety by reference to Exhibit 10.1. A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the validity of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.

10.1	Form of Securities Purchase Agreement dated as of June 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: June 13, 2014	/s/ Jeffrey Ronaldi
By: Jeffrey Ronaldi
Title: Chief Executive Officer